Exhibit 2.1

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT 1. Entity information: Name of entity: RMX Industries, Inc. Entity or Nevada Business Identification Number (NVID): E24167452022-2 2. Effective date and time: For Certificate of Designation or Date: Time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed) 3. Class or series of stock: (Certificate of Designation only) The class or series of stock being designated within this filing: Series X Convertible Preferred Stock 4. Information for amendment of class or series of stock: The original class or series of stock being amended within this filing: 5. Amendment of class or series of stock: Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. 6. Resolution: Certificate of Designation and Amendment to Designation only) By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Series X Convertible Preferred Stock with the voting powers, designations, preferences, limitations, restrictions and relative rights set forth in Exhibit A. 7. Withdrawal: Designation being Date of Withdrawn: Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * 8. Signature: (Required) X /s/ Karl Kit Date: 10/13/2025 Signature of Officer * Attach additional page(s) if necessary This form must be accompanied by appropriate fees.

EXHIBIT A

CERTIFICATE OF DESIGNATION OF
SERIES X CONVERTIBLE PREFERRED STOCK OF

RMX INDUSTRIES, INC.

I, Karl Kit, hereby certify that I am the Chief Executive Officer of RMX Industries, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statues (the “NRS”), and further do hereby certify that pursuant to authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on October 13, 2025 adopted the following resolution creating a series of preferred stock designated as “Series X Convertible Preferred Stock”, none of which shares have been issued:

RESOLVED, that pursuant to the authority vested in the Board, in accordance with the provisions of the Articles of Incorporation, a series of preferred stock, $0.001 par value per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES X PREFERRED STOCK

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of the preferred stock of the Corporation a series of preferred stock designated as the “Series X Convertible Preferred Stock,” $0.001 par value per share (the “Series X Preferred Stock”). The number of shares constituting such series shall be 1,000. The stated value of the each of Series X Preferred Stock is $3.85 (as the same may be adjusted for stock splits, stock combinations, recapitalizations or similar transactions with respect to the Series X Preferred Stock, the “Stated Value”). Capitalized terms not defined herein shall have the meaning as set forth in Section 9 below.

Section 2. Voting Rights.

(a) Other than as set forth in Section 2(b), each share of Series X Preferred Stock shall be entitled to 15,000 votes per share held, for a total of 15,000,000 votes. The Series X Preferred Stock shall vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, and shall vote together with the Common Stock, or any class thereof, as applicable, on such matters for as long as the shares of Series X Preferred Stock remain issued and outstanding. The Series X Preferred Stock shall not have the right to vote on any matter for which solely another class of preferred stock of the Corporation is entitled to vote pursuant to the Certificate of Designation of such other class of preferred stock of the Corporation. Notwithstanding anything to the contrary, the validity of any vote cast by a holder of Series X Preferred Stock shall not be affected by the existence of any interest, financial or otherwise, that such holder may have in the outcome of the matter being voted upon, whether in such holder’s capacity as a shareholder or, if applicable, as a director or officer of the Corporation.

(b) So long as any shares of Series X Preferred Stock are outstanding, the affirmative vote of the holders of a majority of Series X Preferred Stock at the time outstanding, with each share of Series X Preferred Stock having one vote on such matters, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required (i) for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Designation and (ii) prior to the Corporation’s issuance of additional shares of Series X Preferred Stock. For purposes of this Section 2, with respect to any matter as to which the holders of Series X Preferred Stock are entitled to vote as a class, such holders shall be entitled to one vote per share.

Section 3.Conversion.

(a) Each share of Series X Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the issuance of such share, into one (1) fully paid and nonassessable share of Class A Common Stock.

(b) The holders of Series X Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series X Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by the Corporation), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable after the Conversion Date, but not later than three (3) Business Days thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a notification of book entry for the full number of shares of Class A Common Stock to which such holder is entitled. The holder shall be deemed to have become a stockholder of record on the Conversion Date.

(c) The Corporation shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of Class A Common Stock on conversion of the Series X Preferred Stock pursuant hereto.

(d) The Corporation shall at all times reserve and keep available such number of its authorized but unissued Class A Common Stock as may be required to effect conversions of the Series X Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series X Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series X Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation.

(e) Any shares of Series X Preferred Stock converted under this Section 3 shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series X Preferred Stock.

Section 4. No Preferences upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation, the Series X Preferred Stock shall not be entitled to receive any distribution of any of the assets or surplus funds of the Corporation and shall not participate with the Common Stock or any other class of stock of the Corporation therein.

Section 5. No Dividends. The Series X Preferred Stock shall not be entitled to receive any dividends paid on any other class of stock of the Corporation.

Section 6. No Transfer. The shares of Series X Preferred Stock may not be transferred by the original Series X Holder to whom the Corporation initially issued the Series X Preferred Stock, and any attempted transfer of such shares of Series X Preferred Stock, whether voluntary or by operation of law or otherwise, shall be void ab initio and of no force or effect and the Corporation shall not recognize the purposed transferee thereof as the holder of the shares of Series X Preferred Stock, and such shares of Series X Preferred Stock shall be deemed automatically converted by the Corporation pursuant to Section 3 as of immediately prior to any such transfer or attempted transfer, and the Series X Holder of such shares shall thereafter be entitled to receive solely shares of Class A Common Stock therefor.

Section 7. No Participation. The Series X Preferred Stock shall not participate in any distributions or payments to the holders of the Common Stock or any other class of stock of the Corporation and shall have no economic interest in the Corporation, other than the rights as set forth herein.

Section 8. No Redemption. The Series X Holders shall have no right or option to require the Corporation to redeem or repurchase any shares of Series X Preferred Stock, whether at the option of the holder or otherwise. Under no circumstances shall any shares of Series X Preferred Stock be subject to redemption, repurchase, or any similar arrangement by the Corporation, whether by operation of law, agreement, or otherwise, and the Corporation shall have no obligation, whether express or implied, to redeem or repurchase any such shares at any time. Any provision of law or agreement to the contrary notwithstanding, the Series X Preferred Stock shall not be redeemable by the Corporation or any holder thereof.

Section 9. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means a day on which NYSE American is open for trading and which is not a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Class A Common Stock” means the Corporation’s class A common stock, $0.001 par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Class B Common Stock” means the Corporation’s class B common stock, $0.001 par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock” means the Corporation’s common stock, $0.001 par value per share, consisting of the Class A Common Stock and the Class B Common Stock, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Series X Holder” means a holder of any shares of Series X Preferred Stock.

Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Series X Holders hereunder shall be in writing and delivered by electronic mail or sent by a nationally recognized overnight courier service, addressed to the Corporation at 4514 Cole Ave, Ste. 600, Dallas, TX, 75205, attention Chief Financial Officer, email a.shrestha@rmx.io, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the holders delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered by facsimile, by electronic mail, or sent by a nationally recognized overnight courier service, addressed to each holder at the facsimile number, email address or address of such holder appearing on the books of the Corporation, or if no such facsimile number, email address or address appears on the books of the Corporation, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Legend. Any certificates representing the Series X Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENSE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to the principles of conflict of laws thereof.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series X Convertible Preferred Stock of RMX Industries, Inc. to be signed by a duly authorized officer on the date first listed above.

/s/ Karl Kit
Name:	Karl Kit
Title:	Chief Executive Officer